Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Alta Equipment Group Inc. on Form S-3 (File Nos. 333-237387 and 333-249672) and Form S-8 (File No. 333-239956) of our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of Alta Equipment Group Inc. and Subsidiaries as of and for the years ended December 31, 2021 and 2020 and the effectiveness of internal control over financial reporting of Alta Equipment Group Inc. and Subsidiaries as of December 31, 2021, which is included in this Annual Report on Form 10-K of Alta Equipment Group Inc. for the year ended December 31, 2021.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2021 expressed an adverse opinion because of the existence of material weaknesses and did not include an evaluation of the internal control over financial reporting of the entities that were acquired by the Company during 2021.

/s/ UHY LLP

Sterling Heights, Michigan

March 31, 2022